Exhibit 10.4

DEUTSCHE BANK TRUST COMPANY AMERICAS DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	MERRILL LYNCH CAPITAL CORPORATION MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED 4 World Financial Center New York, New York 10280	CIT LENDING SERVICES CORPORATION CIT CAPITAL SECURITIES, LLC 1 CIT Drive Livingston, New Jersey 07039

August 11, 2006

US LEC Corp.

Morrocroft III

6801 Morrison Blvd.

Charlotte, NC 28211

Attention: J. Lyle Patrick

PAETEC Corp.

PAETEC Communications, Inc.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, NY 14450

Attention: Keith M. Wilson

Re: Senior Secured Financing – Commitment Letter

Ladies and Gentlemen:

You have informed Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA, “DB”), Merrill Lynch Capital Corporation (“MLCC”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS” and, together with MLCC, “ML”), CIT Lending Services Corporation (“CITLS”) and CIT Capital Securities, LLC (“CITCS” and, together with CITLS, “CIT” and, together with DB and ML, “we”, “us” or the “ Commitment Parties”) that:

(i) US LEC Corp., a Delaware corporation (“USA”), and PAETEC Corp., a Delaware corporation (“Poland” and, together with USA, “you”), intend to consummate merger transactions (such transactions being herein called the “Mergers”), whereby:

(a)	WC Acquisition Holdings Corp. (the “Company” or the “Borrower”), a Delaware corporation and a newly formed wholly-owned direct subsidiary of Poland, has formed two wholly-owned subsidiaries, WC Acquisition Sub U Corp., a Delaware corporation (“Merger Sub U”), and WC Acquisition Sub P Corp., a Delaware corporation (“Merger Sub P”); and

(b)	Merger Sub U and Merger Sub P will, respectively, merge into USA and Poland, with USA and Poland as the surviving entities, and the common stock of each of USA and Poland will be converted into the right to receive common stock of the Company, and as a result of which, the holders of common stock of USA and Poland will together own all the outstanding common stock of the Company and the Company will in turn own all the outstanding common stock of USA and Poland;

(ii) concurrently with the consummation of the Mergers, USA shall (x) redeem, repurchase or otherwise discharge in full its outstanding Second Priority Senior Secured Floating Rate Notes due 2009, (y) repay in full, and terminate all commitments under, its existing $10.0 million senior secured revolving credit facility dated as of October 25, 2005 (or any replacement working capital facility in respect thereof) and (z) purchase in full (and cancel) its outstanding Series A Mandatorily Redeemable Convertible Preferred Stock (the foregoing redemptions and purchases are collectively referred to herein as the “USA Refinancing”); and

(iii) concurrently with the consummation of the Mergers, Poland and its existing wholly-owned subsidiary, PAETEC Communications, Inc. a Delaware corporation, shall repay in full, and terminate all commitments under, (x) their existing first-lien credit agreement dated as of June 12, 2006 (as in effect on the date hereof, the “Existing First-Lien Poland Credit Agreement”) and (y) their existing second-lien credit agreement dated as of June 12, 2006 (as in effect on the date hereof, the “Existing Second-Lien Poland Credit Agreement”) (the foregoing repayments are collectively referred to herein as the “Poland Refinancing” and, together with the USA Refinancing, the “Refinancing”).

In connection with the foregoing, we understand that (i) the merger consideration to be paid to the stockholders of USA and Poland pursuant to the Mergers (other than cash in lieu of fractional shares) shall only be newly issued shares of common stock of the Company, (ii) the amount needed to effect the Refinancing (including related premiums) will be $801.1 million, (iii) the fees and expenses payable in connection with the Transaction (as defined below) will be approximately $24.1 million and (iv) after giving effect to the Transaction, the Company, USA, Poland and their respective subsidiaries shall have no indebtedness or preferred stock other than (x) indebtedness under the Senior Secured Financing (as defined below) and (y) such other existing indebtedness (if any) as may be agreed to by the Commitment Parties.

The sources of funds required to finance the Refinancing, to pay the fees and expenses incurred in connection with the Transaction, and to provide for the working capital needs and general corporate requirements of the Borrower and its subsidiaries after giving effect to the Transaction, shall be provided solely through (i) cash on hand of not less than $50.0 million and (ii) the incurrence by the Borrower of senior secured credit facilities in the aggregate amount of $850.0 million (the “Credit Facilities” or the “Senior Secured Financing” and, together with the Mergers and the Refinancing, the “Transaction”); it being understood that (x) all of the First-Lien Term Loan Facility and Second-Lien Credit Facility shall be incurred on the closing date of the Mergers (the “Closing Date”) to finance the Refinancing and to pay the fees and expenses incurred in connection with the Transaction and (y) no portion of the Revolving Credit Facility may be utilized to make payments owing to effect the Mergers or the Refinancing

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or to pay any fees and expenses incurred in connection with the Transaction. A summary of certain of the terms and conditions of (i) the First-Lien Credit Facilities is set forth in Exhibit A attached hereto (the “First-Lien Term Sheet”) and (ii) the Second-Lien Credit Facility is set forth in Exhibit B attached hereto (the “Second-Lien Term Sheet” and, together with the First-Lien Term Sheet and the Conditions Precedent set forth in Exhibit C hereto, the “Term Sheets”), which Term Sheets are incorporated herein and made a part hereof.

Each of DBTCA, MLCC and CITLS (in such capacity, the “Initial Lenders”) is pleased to confirm that, subject to the terms and conditions set forth herein and in the Term Sheets, it hereby severally commits to provide 60%, 30% and 10%, respectively, of each of the Credit Facilities. It is agreed that (i) unless DB otherwise determines, DBTCA will act as sole Administrative Agent for both Credit Facilities (in such capacities, the “Administrative Agent”) for a syndicate of lenders who will participate in the Senior Secured Financing (together with the Initial Lenders, the “Lenders”), (ii) MLPFS will act as sole Syndication Agent for both Credit Facilities (in such capacity, the “Syndication Agent”), (iii) CITLS will act as sole Documentation Agent for both Credit Facilities (in such capacity, the “Documentation Agent”) and (iv) DBSI and MLPFS will act as sole Joint Lead Arrangers and Joint Book Running Managers for both Credit Facilities, with DBSI having “left” placement on all marketing materials for each of the Credit Facilities (in such capacity, the “Joint Lead Arrangers”). At DB’s option, DBTCA, DBSI, MLCC, MLPFS and/or one or more affiliates thereof may also be designated with such other titles as may be deemed appropriate or desirable by DB in consultation with you and ML. Notwithstanding anything to the contrary contained above in this paragraph, in connection with the syndication of the Senior Secured Financing, DB shall have the right (in consultation with you and ML) to award one or more other roles or titles to one or more other Lenders or affiliates thereof, in each case as determined by DB in its sole discretion. DB shall also have the right, at its discretion following consultation with you and ML, to require one or more different agents to act for the First-Lien Credit Facilities as opposed to the Second-Lien Credit Facility. You understand and agree that, for each Administrative Agent with respect to the First-Lien Credit Facilities and/or Second-Lien Credit Facility, you shall be obligated to pay to each such agent the reasonable fees and expenses in its capacity as such as agreed with the respective agent. You agree that, except as contemplated above in this paragraph, no other agents, co-agents or arrangers will be appointed and no other titles will be awarded in connection with the Credit Facilities unless you and we shall so agree.

Each Initial Lender reserves the right, prior to or after execution of the definitive credit documentation for the Senior Secured Financing, to syndicate all or part of its commitment hereunder to one or more other Lenders that will become party to such definitive credit documentation pursuant to a syndication to be managed by DB in consultation with you and ML. You agree that, upon delivery to the Commitment Parties and you by another Lender (which is a reputable fund or financial institution) of a commitment letter addressed to the Commitment Parties and you for all or a portion of the Senior Secured Financing containing terms no less favorable to you in any material respect than the terms hereof, each Initial Lender shall be fully relieved of its obligations hereunder, to the extent of the commitments set forth in such commitment letter (and with such reduction to be allocated 60% to DBTCA, 30% to MLCC and 10% to CITLS). All aspects of the syndication of the Senior Secured Financing, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by DB in consultation with you and ML. You agree to

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actively assist DB (in a commercially reasonable manner) in such syndication, including by using your commercially reasonable efforts to ensure that DB’s syndication efforts benefit materially from your existing lending relationships and to provide DB and the Lenders, promptly upon request, with all information reasonably deemed necessary by DB to complete successfully the syndication, including, but not limited to, (a) an information package for delivery to potential syndicate members and participants and (b) projections and all information prepared by you or your affiliates or advisors relating to the transactions described herein. You also agree to make available each of your senior officers and representatives, in each case from time to time and to attend and make presentations regarding the business and prospects of the Company, USA, Poland and their respective subsidiaries at a meeting or meetings of Lenders or prospective Lenders and with rating agencies at such times and places as DB may reasonably request. The provisions of the preceding two sentences shall remain in full force and effect until the completion of the Successful Syndication (as defined in the General Fee Letter) of the Senior Secured Financing.

Each of Poland and USA represents, warrants and covenants, as to itself and its subsidiaries, that (i) no written information which has been or is hereafter furnished by it or on its behalf in connection with the transactions contemplated hereby and (ii) no other information given at information meetings for or during other communications with potential syndicate members and supplied or approved by it or on its behalf (such written information and other information being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were (or hereafter are) made; provided that, with respect to Information consisting of statements, estimates and projections regarding the future performance of the Company, USA, Poland and their respective subsidiaries (collectively, the “Projections”), no representation, warranty or covenant is made other than that the Projections have been (and, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof (it being understood that the Projections are and will be subject to contingencies and assumptions, many of which are beyond your control, and that no assurance can be given that the Projections will be realized). You agree to supplement the Information and the Projections from time to time until the date of the initial borrowing under the Senior Secured Financing, as appropriate, so that the representations and warranties in the preceding sentence remain correct. You understand that, in syndicating the Senior Secured Financing, the Commitment Parties will use and rely on the Information and the Projections without independent verification thereof.

Each Commitment Party’s commitments and agreements hereunder are subject to (a) since December 31, 2005, there shall not have been any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect (as defined below), is or is reasonably expected (i) to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, condition (financial or otherwise) or results of operations of USA and its subsidiaries, taken as a whole, or Poland and its subsidiaries, taken as a whole; provided, however, that, in no event shall any of

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the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on USA and its subsidiaries, taken as a whole, or Poland and its subsidiaries, taken as a whole: (A) events or circumstances generally affecting the segments of the telecommunications industry in which USA and USA’s subsidiaries and Poland and Poland’s subsidiaries operate, and which do not have a materially disproportionate effect on USA and USA’s subsidiaries or Poland and Poland’s subsidiaries, as the case may be, (B) U.S. or global political or economic conditions, or (C) the execution, delivery, announcement or performance of the Merger Agreement or the Senior Secured Financing or the consummation of any transaction contemplated thereby or hereby; or (ii) to impair in any material respect the ability of USA or Poland to perform its obligations under the Merger Agreement or the ability of the Company, USA or Poland to perform its material obligations under the Senior Secured Financing or prevent or materially delay the consummation by such party of any of the transactions contemplated thereby or hereby (each of preceding sub-clauses (i) and (ii), a “Material Adverse Effect”), (b) the Joint Lead Arrangers having had at least 30 days from the date of the completion of a satisfactory confidential information memorandum with respect to the Credit Facilities to market and syndicate, and each of you having cooperated in the manner required hereby in the syndication of, the Credit Facilities, (c) until the earlier of (x) 60 days following the Closing Date and (y) Successful Syndication (as defined in the Fee Letter) of the Credit Facilities, there shall be no offering, placement or arrangement of any debt securities or bank financing (including refinancings and renewals of debt) by or on behalf of the Company, USA, Poland or any of their respective subsidiaries without the prior written consent of DB (which consent shall not be unreasonably withheld), provided that this clause (c) shall not restrict the ability of USA to renew or replace its existing working capital facility in an amount not to exceed $10.0 million, and (d) the other conditions set forth herein and in the Term Sheets.

To induce the Commitment Parties to issue this letter (together with the Term Sheets, this “Commitment Letter”) and to proceed with the documentation of the proposed Senior Secured Financing, you hereby jointly and severally agree that all reasonable fees and reasonable out-of-pocket expenses (including the reasonable fees and expenses of White & Case LLP as counsel to the Commitment Parties, any separate counsel retained by the Commitment Parties with respect to the Second-Lien Credit Facility, and any local counsel and consultants) of the Commitment Parties and their affiliates arising in connection with this Commitment Letter, in connection with the Transaction and other transactions described herein (including in connection with our due diligence and syndication efforts) and in connection with the enforcement of this Commitment Letter, the Fee Letters (as defined below) or any other related agreements shall be for your account (and that you shall from time to time upon request from a Commitment Party reimburse it and its affiliates for all such fees and expenses paid or incurred by them), whether or not the Transaction is consummated or the Senior Secured Financing is made available or definitive credit documents are executed. You further jointly and severally agree to indemnify and hold harmless each Commitment Party (including in its various capacities hereunder), each other agent or co-agent (if any) designated by DB with respect to the Senior Secured Financing (each, an “Agent”), each Lender (including in any event DBTCA, MLCC and CITLS) and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted

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against or involve DB, ML, CIT, any Agent, any Lender or any other such indemnified person as a result of or arising out of or in any way related to or resulting from the Transaction or this Commitment Letter and, upon demand, to pay and reimburse DB, ML, CIT, each Agent, each Lender and each other indemnified person for any reasonable legal or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not DB, ML, CIT, any Agent, any Lender or any other such indemnified person is a party to any action or proceeding out of which any such expenses arise) and in connection with the enforcement of this Commitment Letter, the Fee Letters or any other related agreements; provided, however, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence or willful misconduct of the respective indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). None of DB, ML, CIT, any Agent or any other indemnified person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence or willful misconduct on the part of such person or entity (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (except, in the case of the indemnified person responsible for such damages, to the extent the same result from the gross negligence or willful misconduct of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment)) or (z) any indirect, special, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

Each Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion. You also agree that each Commitment Party may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates. You further acknowledge that (i) such Commitment Party may share with any of its affiliates, and such affiliates may share with each Commitment Party, any information related to the Transaction, the Company, USA, Poland (and their and your respective subsidiaries and affiliates), or any of the matters contemplated hereby, (ii) such Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise and (iii) each Commitment Party and its affiliates may now or in the future own equity securities of the Borrower and/or its affiliates. Each Commitment Party agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by the Company, USA, Poland and their respective subsidiaries as confidential information in accordance with customary banking industry practices, including compliance with applicable securities law but subject in any event to disclosure requirements of applicable law and regulation and any applicable judicial, court or governmental order or decree (it being understood that the information package distributed to potential syndicate members and participants shall contain a similar agreement on the part of such potential syndicate members and participants).

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You agree that this Commitment Letter is for your confidential use only and that, unless each Commitment Party has otherwise consented, neither its existence nor the terms hereof will be disclosed by you to any person or entity other than USA, Poland and each of their respective officers, directors, employees, accountants and other advisors and your officers, directors, employees, accountants, attorneys and other advisors, and then only on a “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter, the related fee letter of even date herewith among the parties hereto (the “General Fee Letter”) and the related agency fee letter of even date herewith between DB and you (the “Agency Fee Letter” and, together with the General Fee Letter, the “Fee Letters”) to us as provided below, (i) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Administrative Agent, the Syndication Agent, the Documentation Agent and the Joint Lead Arrangers, (ii) you may file a copy of this Commitment Letter (but not the Fee Letters) in any public record in which it is required by law to be filed and (iii) you may make such other public disclosures of the terms and conditions hereof and of the Fee Letters as, and to the extent, you are required by law, upon the advice of your counsel, to make; provided that except where prohibited by applicable law, prior to making any disclosure of the terms and conditions of either Fee Letter, you shall provide to the Joint Lead Arrangers at least one business day’s prior written notice of the intended disclosure. If this Commitment Letter is not accepted by you as provided below, please immediately return this Commitment Letter (and any copies hereof) to the undersigned.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

You hereby represent and acknowledge that no Commitment Party, nor any employees or agents of, or other persons affiliated with, any Commitment Party, have directly or indirectly made or provided any statement (oral or written) to you or to any of your employees or agents, or other persons affiliated with or related to you (or, so far as you are aware, to any other person), as to the potential tax consequences of the Transaction.

The provisions of the five immediately preceding paragraphs shall survive any termination of this Commitment Letter.

In order to comply with the USA Patriot Act, each Commitment Party must obtain, verify and record information that sufficiently identifies each entity (or individual) that

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enters into a business relationship with such Commitment Party. As a result, in addition to your corporate name and address, each Commitment Party will obtain your corporate tax identification number and certain other information. Each Commitment Party may also request relevant corporate resolutions and other identifying documents.

This Commitment Letter and the Fee Letters (and your rights and obligations hereunder and thereunder) shall not be assignable by you to any person or entity without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void). This Commitment Letter and the Fee Letters may not be amended or modified, or any provision hereof and thereof waived, except by an instrument in writing signed by you and each Commitment Party. Each of this Commitment Letter and the Fee Letters may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letters by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter and the Fee Letters supersede all prior communications, written or oral, with respect to the matters herein or therein. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto (and indemnified persons) and may not be relied upon by any person or entity other than you. Neither this Commitment Letter nor the Fee Letters are intended to create a fiduciary relationship among the parties hereto or thereto.

Each of the parties hereto hereby waives any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter or the Fee Letters. You hereby submit to the non-exclusive jurisdiction of the federal and New York state courts located in the county of New York in connection with any dispute related to this Commitment Letter, the Fee Letters or any matters contemplated hereby or thereby.

Each Commitment Party willingness, and commitments, with respect to the Credit Facilities as set forth above will terminate on the first to occur of (x) August 15, 2006, unless on or prior to such date a definitive agreement and plan of merger with respect to the Mergers (the “Merger Agreement”) has been entered into by and among USA, Poland and the Company, (y) April 30, 2007, unless on or prior to such date the Transaction has been consummated and definitive credit agreements evidencing the Senior Secured Financing, in form and substance satisfactory to each Commitment Party, shall have been entered into and the initial borrowings shall have occurred thereunder, or (z) any time after the execution of the Merger Agreement and prior to the consummation of the Transaction, the date of the termination of the Merger Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions). Subject to the provisions of the fourth preceding paragraph, you shall have the right to terminate this Commitment Letter at any time upon written notice to each Commitment Party.

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If you are in agreement with the foregoing, please sign and return to DB the enclosed copy of this Commitment Letter, together with a copy of the enclosed Fee Letters, no later than 5:00 p.m., New York time, on August 15 , 2006. Unless this Commitment Letter and the Fee Letters are signed and returned by the time and date provided in the immediately preceding sentence, this Commitment Letter shall terminate at such time and date.

Very truly yours,

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ David Mayhew
Name:	David Mayhew
Title:	Managing Director

By:	/s/ Robert Wheeler
Name:	Robert Wheeler
Title:	Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Don Birchenough
Name:	Don Birchenough
Title:	Managing Director

By:	/s/ Matthew Maley
Name:	Matthew Maley
Title:	Director

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Gregory Margolies
Name:	Gregory Margolies
Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH

By:	/s/ Gregory Margolies
Name:	Gregory Margolies
Title:	Managing Director

CIT LENDING SERVICES CORPORATION

By:	/s/ Joseph Junda
Name:	Joseph Junda
Title:	Vice President

CIT CAPITAL SECURITIES, LLC.

By:	/s/ Thomas Westdyk
Name:	Thomas Westdyk
Title:	Vice President

Agreed to and Accepted this

11 day of August, 2006:

US LEC CORP.

By:	/s/ J. Lyle Patrick
Name:	J. Lyle Patrick
Title:	Executive Vice President and Chief Financial Officer

PAETEC CORP.

By:	/s/ Keith M. Wilson
Name:	Keith M. Wilson
Title:	Executive Vice President and Chief Financial Officer

PAETEC COMMUNICATIONS, INC.

By:	/s/ Keith M. Wilson
Name:	Keith M. Wilson
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT A

SUMMARY OF CERTAIN TERMS

OF FIRST-LIEN CREDIT FACILITIES

Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit A is attached (the “Commitment Letter”) are used herein as therein defined.

I. Description of First-Lien Credit Facilities

Borrower:	WC Acquisition Holdings Corp. (the “Borrower”).

Total Committed First-Lien Credit Facilities:	$675.0 million as of the Closing Date (as defined below).

Credit Facilities:	1. Term loan facility in an aggregate principal amount of $625.0 million (the “First-Lien Term Loan Facility”).

2.      Revolving credit facility in an aggregate principal amount of $50.0 million (the “Revolving Credit Facility” and, together with the First-Lien Term Loan Facility, the “First-Lien Credit Facilities”).

3. Uncommitted Incremental First-Lien Term Loan Facilities (as defined below) in an aggregate amount of up to $100.0 million.

A. First-Lien Term Loan Facility

Use of Proceeds:	The loans made pursuant to the First-Lien Term Loan Facility (the “Initial First-Lien Term Loans”) may only be incurred on the date on which the Transaction is consummated (the “Closing Date”) and the proceeds thereof shall be utilized solely to finance, in part, the Refinancing and to pay the fees and expenses incurred in connection with the Transaction.

Maturity:	The final maturity date of the First-Lien Term Loan Facility shall be 6 years from the Closing Date (the “First-Lien Term Loan Maturity Date”).

Amortizations:

(i)     During each of the first 5 3/4 years following the Closing Date, annual amortization (payable in equal quarterly installments) of the Initial First-Lien Term Loans shall be required in an amount equal to 1.0% of the initial aggregate principal amount of the Initial First-Lien Term Loans.

(ii) The remaining aggregate principal amount of Initial First-Lien Term Loans shall be repaid on the First-Lien Term Loan Maturity Date.

EXHIBIT A

Availability:	Initial First-Lien Term Loans may only be incurred on the Closing Date. No amount of Initial First-Lien Term Loans once repaid may be reborrowed.

B. Revolving Credit Facility

Use of Proceeds:	The proceeds of loans under the Revolving Credit Facility (the “Revolving Loans”) shall be utilized for working capital, capital expenditures and general corporate purposes, provided that no portion of the Revolving Credit Facility may be utilized to pay amounts owing to finance the Refinancing or to pay any fees and expenses incurred in connection with the Transaction.

Maturity:	The final maturity date of the Revolving Credit Facility shall be 5 years from the Closing Date (the “Revolving Loan Maturity Date”).

Availability:	Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the definitive credit documentation governing the Credit Facilities.

Letters of Credit:	A portion of the Revolving Credit Facility in an amount to be mutually agreed upon will be available for the issuance by one or more Lenders (to be determined) or their respective affiliates of stand-by and trade letters of credit (“Letters of Credit”) to support obligations of the Borrower and its subsidiaries satisfactory to the Administrative Agent and the Required Lenders (as defined below). Maturities for Letters of Credit will not exceed twelve months in the case of standby Letters of Credit or 180 days in the case of trade Letters of Credit, renewable annually thereafter in the case of standby Letters or Credit and, in any event, shall not extend beyond the tenth business day prior to the Revolving Loan Maturity Date.

Swingline Loans:	A portion of the Revolving Credit Facility in an amount to be mutually agreed upon shall be available prior to the Revolving Loan Maturity Date for swingline loans (the “Swingline Loans”) to be made by DBTCA on same-day notice. Any Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swingline Loan.

EXHIBIT A

C. Uncommitted First-Lien Incremental Term Loan Facilities

The Borrower may from time to time after the later to occur of (x) the Closing Date and (y) the Successful Syndication of the Senior Secured Financing solicit DBTCA, MLCC and other existing or prospective Lenders reasonably acceptable to the Administrative Agent to provide incremental commitments consisting of one or more increases to the First-Lien Term Loan Facility (such increase(s) to the First-Lien Term Loan Facility, the “Incremental First-Lien Term Loan Facilities”) in minimum amounts of at least $25.0 million, up to a maximum aggregate principal amount of $100.0 million, so long as (i) no default or event of default then exists under the First-Lien Credit Facilities or would result therefrom, (ii) any loans incurred pursuant to any Incremental First-Lien Term Loan Facility (the “Incremental First-Lien Term Loans” and, together with the Initial First-Lien Term Loans, the “First-Lien Term Loans” and, together with the Revolving Loans and Swingline Loans, the “Loans”) are incurred on the date of the effectiveness of the commitments thereunder, (iii) the proceeds of all Incremental First-Lien Term Loans are used for general corporate and working capital purposes of the Borrower and its subsidiaries and (iv) the Borrower and its subsidiaries are in pro forma compliance with each of the financial covenants under the First-Lien Credit Facilities (determined after giving effect to the full utilization of the commitments provided under such Incremental First-Lien Term Loan Facility). Each Incremental First-Lien Term Loan Facility shall be subject to the same terms, conditions and covenants as are applicable to the First-Lien Term Loan Facility (including, without limitation, tenor, interest rate, amortization and voluntary and mandatory prepayment provisions), except that the “effective margin” applicable to Incremental First-Lien Term Loans (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (amortized over the life of such Incremental First-Lien Term Loans) payable to all Lenders providing such Incremental First-Lien Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental First-Lien Term Loans), determined as of the initial funding date for such Incremental First-Lien Term Loans, may not exceed the “effective margin” then applicable to the Initial First-Lien Term Loans or any other Incremental First-Lien Term Loans (determined on the same basis as provided in the preceding parenthetical), unless the “effective margin” of all then existing First-Lien Term Loans is increased in the amount of such excess. Any upfront fees and arrangement fees for any Incremental First-Lien Term Loan Facility will be negotiated with the Administrative Agent at the time of any request to provide commitments pursuant to such Incremental First-Lien Term Loan Facility.

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Existing Lenders may, but shall not be obligated without their prior written consent to, provide a commitment and/or make any loans pursuant to any Incremental First-Lien Term Loan Facility, and nothing contained in this Term Sheet or the Commitment Letter constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental First-Lien Term Loan Facility.

II. Terms Applicable to All First-Lien Credit Facilities

Administrative Agent:	DBTCA.

Joint Lead Arrangers:	DBSI and MLPFS.

Syndication Agent:	MLPFS.

Documentation Agent:	CITLS.

Lenders:	DBTCA, MLCC, CITLS and/or a syndicate of lenders formed by DB in consultation with the Borrower (the “Lenders”).

Guaranties:	Each direct and indirect subsidiary of the Borrower (each, a “Guarantor” and, collectively, the “Guarantors”) shall be required to provide an unconditional guaranty of all amounts owing under the First-Lien Credit Facilities (the “Guaranties”). Such Guaranties shall be in form and substance satisfactory to the Commitment Parties and shall, to the extent requested by the Commitment Parties, also guarantee the obligations of the Borrower and its subsidiaries under interest rate swaps/foreign currency swaps or similar agreements with a Lender or its affiliates (the “Secured Hedging Agreements”). All Guaranties shall be guarantees of payment and not of collection. Notwithstanding anything to the contrary contained above, no non-U.S. subsidiary of the Borrower which is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code) (each, a “CFC”) shall be required to provide a Guaranty (or constitute a Guarantor) if the furnishing of such Guaranty gives rise to adverse tax consequences to the Borrower or any of its subsidiaries.

Security:	All amounts owing under the First-Lien Credit Facilities and (if applicable) the Secured Hedging Agreements (and all obligations under the Guaranties) will be secured by (x) a first priority perfected security interest in all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors, provided that not more than 65% of the total outstanding voting stock of any CFC shall be required to be pledged

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if the pledging thereof would give rise to adverse tax consequences to the Borrower or any of its subsidiaries, and (y) a first priority perfected security interest in all other tangible and intangible assets (including, without limitation, receivables, cash, bank and securities deposit accounts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment, real estate and leasehold interests) owned by the Borrower and the Guarantors (all of the foregoing, the “Collateral”), subject (in each case) to exceptions satisfactory to the Commitment Parties.

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraph (including any required collateral assignments of licenses or other contract rights) shall be in form and substance satisfactory to the Commitment Parties, and shall effectively create first priority security interests in the property purported to be covered thereby, with such exceptions as are acceptable to the Commitment Parties in their reasonable discretion.

Intercreditor Matters:	The priority of the security interests in the Collateral and related creditors’ rights will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) acceptable to the Commitment Parties, the Lenders under the First-Lien Credit Facilities and the lenders under the Second-Lien Credit Facility. The Intercreditor Agreement will provide (in each case, except to the extent the Administrative Agent otherwise determines), inter alia, for (i) subordination of security interests of the lenders under the Second-Lien Credit Facility to the security interests of the Lenders under the First-Lien Credit Facilities, (ii) “turnover” provisions with respect to Collateral proceeds, (iii) limitations on the voting rights of lenders under the Second-Lien Credit Facility with respect to the release of Collateral and the enforcement of remedies with respect to the Collateral and (iv) a waiver of the right of lenders under the Second-Lien Credit Facility to challenge any “debtor-in-possession financing” or other credit approved by the Lenders under the First-Lien Credit Facilities.

Optional Commitment Reductions:	The unutilized portion of the total commitments under the Revolving Credit Facility may, upon three business days’ notice, be reduced or terminated by the Borrower without penalty in minimum amounts to be agreed.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of Loans bearing interest at LIBOR (as defined below), or one business day’s notice in the case of Loans bearing interest at the Base Rate (as defined below) (or same day notice, in the case of Swingline

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Loans), without premium or penalty, in minimum principal amounts to be agreed; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Voluntary prepayments of First-Lien Term Loans shall apply to reduce future scheduled amortization payments of First-Lien Term Loans on a pro rata basis (based upon the then remaining amount of such scheduled amortization payments).

Mandatory Repayments:	Mandatory repayments of First-Lien Term Loans shall be required from (a) 100% of the proceeds (net of taxes and costs and expenses in connection with the sale) from asset sales by the Borrower and its subsidiaries (subject to certain ordinary course and reinvestment exceptions to be mutually agreed upon), (b) 100% of the net proceeds from issuances of debt (with appropriate exceptions to be mutually agreed upon) by the Borrower and its subsidiaries, (c) 75% (reducing to lesser percentages to be mutually agreed upon based on meeting total leverage tests to be mutually agreed upon and so long as no default or event of default under the First-Lien Credit Facilities is in existence) of annual excess cash flow (to be defined to the satisfaction of the Commitment Parties) of the Borrower and its subsidiaries and (d) 100% of the net proceeds from insurance recovery and condemnation events of the Borrower and its subsidiaries (subject to certain reinvestment rights to be mutually agreed upon).

All mandatory repayments of First-Lien Term Loans made pursuant to clauses (a)-(d) above shall apply to reduce future scheduled amortization payments of the First-Lien Term Loans on a pro rata basis (based upon the then remaining amount of such scheduled amortization payments). To the extent the amount of any mandatory repayment which would otherwise be required as provided pursuant to clause (a), (b) or (d) of the preceding paragraph exceeds the aggregate principal amount of First-Lien Term Loans then outstanding, such excess shall apply to permanently reduce the commitments under the Revolving Credit Facility. In addition, (i) if at any time the outstandings pursuant to the Revolving Credit Facility (including Letter of Credit outstandings and Swingline Loans) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans and/or Swingline Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess and (ii) upon the occurrence of a change of control (to be defined on a basis satisfactory to the Commitment Parties), all commitments under the First-Lien Credit Facilities shall terminate and all outstanding Loans shall become due and payable.

Interest Rates:	At the Borrower’s option, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below) or

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(y) LIBOR Loans, which shall bear interest at LIBOR for the respective interest period plus the Applicable Margin, provided, that (I) all Swingline Loans shall bear interest only based upon the Base Rate and (II) until the earlier to occur of (i) the 30th day following the Closing Date or (ii) the date upon which DB shall determine in its sole discretion that the primary syndication of the First Lien Credit Facilities has been completed, LIBOR Loans in respect of the First-Lien Term Loans shall be restricted to a single one month interest period at all times, with such interest period to begin not sooner than 3 business days (nor later than 5 business days) after the Closing Date.

“Applicable Margin” shall mean (i) in the case of Loans of any tranche (other than Incremental First-Lien Term Loans), a percentage per annum equal to (I) in the case of Initial First-Lien Term Loans and Revolving Loans (A) maintained as Base Rate Loans, 2.75%, and (B) maintained as LIBOR Loans, 3.75%, and (II) in the case of Swingline Loans, 2.75%, and (ii) in the case of Incremental First-Lien Term Loans, such rate per annum as may be agreed to by and among the Borrower and the Lender(s) providing such Incremental Term Loans; provided that if the “effective margin” (determined as provided in the section hereof entitled “Uncommitted Incremental First-Lien Credit Facilities”) applicable to any Incremental First-Lien Term Loans would exceed the “effective margin” applicable to loans under the First-Lien Term Loan Facility and any other Incremental First-Lien Term Loan Facility in the absence of this proviso, the Applicable Margin for the First-Lien Term Loan Facility and any other such Incremental First-Lien Term Loan Facility shall be automatically increased such that the “effective margin” applicable to loans under the First-Lien Term Loan Facility or such other Incremental First-Lien Term Loan Facility, as the case may be, is equal to the “effective margin” for such Incremental First-Lien Term Loan Facility. So long as no default or event of default exists under the First-Lien Credit Facilities, the Applicable Margin for Revolving Loans and Swingline Loans shall be subject to quarterly adjustments to be determined (but, in any event, not commencing until the delivery of the Borrower’s financial statements in respect of its fiscal quarter ending at least six months after the Closing Date) based on meeting certain total leverage ratios to be agreed upon.

“Base Rate” shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, and (y) 1/2 of 1% in excess of the overnight federal funds rate.

“LIBOR” shall mean (a) with respect to each interest period for a LIBOR Loan, (i) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such interest period commencing on the first day of such interest period appearing on Page 3750 of the Telerate screen (or any successor page) as of 11:00 A.M., London time, on

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the applicable interest determination date, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this clause (a), the rate above instead shall be the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the LIBOR Loan of the Administrative Agent (in its capacity as a Lender (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the LIBOR Loan then being made by the various Lenders pursuant thereto)) with maturities comparable to the interest period applicable to such LIBOR Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable interest determination date, in either case divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

Interest periods of 1, 2, 3 and 6 months or, in the case of Revolving Loans, to the extent agreed to by all Lenders with commitments and/or Loans under the Revolving Credit Facility, 9 or 12 months, shall be available in the case of LIBOR Loans.

The First-Lien Credit Facilities shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Borrower shall have the right to replace any Lender (at par plus accrued interest and other amounts due to such Lender) that (i) charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence or (ii) refuses to consent to certain amendments or waivers of the First-Lien Credit Facilities which expressly require the consent of such Lender and which have been approved by the Required Lenders.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (except for interest on Base Rate Loans calculated by reference to the prime lending rate, which shall be based on a year of 365 or 366 days, as applicable).

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Default Interest:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective tranche under the First-Lien Credit Facilities from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

Commitment Fee:	A commitment fee, at a per annum rate of 0.50%, on the daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility (for such purpose, with outstanding Swingline Loans not being treated as utilization of the Revolving Credit Facility), will commence accruing on the Closing Date and will be payable quarterly in arrears.

Letter of Credit Fees:	A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as LIBOR Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee of 1/4 of 1% per annum (but in no event less than $500 per annum for each Letter of Credit) (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Agent/Lender Fees:	The Administrative Agent, the Joint Lead Arrangers and the Lenders shall receive such fees as have been separately agreed upon.

Assignments and Participations:	Neither the Borrower nor any Guarantor may assign its rights or obligations under the First-Lien Credit Facilities or its Guaranty, as applicable. Any Lender may assign, and may sell participations in, its rights and obligations under the First-Lien Credit Facilities, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount of $1.0 million (or, if less, the entire amount of such assignor’s commitments and outstanding Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent and (iii) except in the case of an assignment to any Lender or its affiliates, the receipt of the consent of the Administrative Agent and, so long as no default or event of default exists under the First-Lien Credit Facilities and the Successful Syndication (as defined in the General Fee Letter) of the First-Lien Credit

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Facilities has occurred, the consent of the Borrower (such consent of the Administrative Agent and the Borrower, in any such case, not to be unreasonably withheld or delayed)). The First-Lien Credit Facilities shall provide for a mechanism which will allow for each assignee to become a direct signatory to the First-Lien Credit Facilities and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the First-Lien Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees and (iii) extensions of final scheduled maturities or times for payment of interest or fees, (b) the consent of all of the Lenders shall be required with respect to any change to the terms of the Intercreditor Agreement which has the effect of modifying the lien priority of any such Lender as against that of the lenders under the Second-Lien Credit Facility and with respect to any release of all or substantially all of (x) the Collateral or (y) the value of the Guaranties, (c) the consent of the Lenders holding a majority of the commitments under the Revolving Credit Facility shall be required to amend, modify or waive any condition precedent to the making of Revolving Loans and Swingline Loans or the issuance of Letters of Credit and (d) the consent of the Lenders holding a majority of the then outstanding First-Lien Term Loans shall be required to waive or defer a scheduled amortization of the First-Lien Term Loans; provided that if any of the matters described in clause (a) or (b) is agreed to by the Required Lenders and so long as no default or event of default then exists under the First-Lien Credit Facilities, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having such Lender’s Loans and commitments assigned, at par (plus all accrued interest and other amounts due to such Lender), to one or more other institutions reasonably satisfactory to the Administrative Agent, subject to the assignment provisions or (y) with the consent of the Required Lenders, terminate the commitment of any non-consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Loans and participations held by such Lender.

Documentation; Governing Law:	The Lenders’ commitments for the First-Lien Credit Facilities will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, intercreditor agreement, guaranties, etc.) consistent with the terms of this Term Sheet, in each case prepared by White & Case LLP as counsel to the Administrative Agent,

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and satisfactory to the Administrative Agent and the Lenders (including, without limitation, as to the terms, conditions, representations, covenants and events of default contained therein). All documentation shall be governed by the internal laws of the State of New York (except security documentation that the Administrative Agent determines should be governed by local law).

Conditions Precedent:	As provided in Exhibit C to the Commitment Letter.

.	In addition, it shall be a condition precedent to all extensions of credit that:

(i)     all representations and warranties shall be true and correct in all material respects on the Closing Date (and on any subsequent date upon which an extension of credit is made pursuant to the Revolving Credit Facility), before and after giving effect to all extensions of credit on such date; and

(ii)    no event of default under the First-Lien Credit Facilities or event which with the giving of notice or lapse of time or both would be an event of default under the First-Lien Credit Facilities, shall have occurred and be continuing or would result from the extensions of credit on such date.

Representations and Warranties:	Those representations and warranties which are usual and customary for these types of facilities and such additional representations and warranties as the Commitment Parties shall deem appropriate in the context of the proposed Transaction.

Covenants:	Those covenants usual and customary for these types of facilities and such additional covenants as the Commitment Parties shall deem appropriate in the context of the proposed Transaction (with customary exceptions and baskets to be agreed upon). Although the covenants have not yet been specifically determined, it is anticipated that the covenants shall in any event include, but not be limited to:

(i) Limitations on other indebtedness (including contingent liabilities and seller notes).

(ii) Limitations on mergers and acquisitions and dispositions of assets.

(iii) Limitations on sale-leaseback transactions.

(iv) Limitations on dividends and other restricted payments.

(v) Limitations on voluntary prepayments of other indebtedness (including the Second-Lien Credit Facility) and amendments

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thereto, and amendments to organizational documents and other material agreements.

(vi) Limitations on transactions with affiliates, formation of subsidiaries and issuance of equity interests.

(vii)    Limitations on (x) investments (including joint ventures and partnerships) and (y) holding cash and cash equivalents in excess of an amount to be agreed at any time Revolving Loans and Swingline Loans are outstanding.

(viii) Maintenance of existence and properties; corporate separateness.

(ix) Limitations on liens.

(x) The following financial covenants, which shall be the sole financial maintenance covenants:

(a) Maximum Total Debt to Adjusted Consolidated EBITDA Ratio, with quarterly adjustments after the Closing Date to be determined; and

(b) Minimum Fixed Charge Coverage Ratio. [1]

(xi) Adequate insurance coverage.

(xii) ERISA covenants.

(xiii) Financial reporting, notice of environmental, ERISA-related matters and material litigation and visitation and inspection rights.

(xiv) Compliance with laws, including environmental and ERISA.

(xv) Payment of taxes and other liabilities.

(xvi) Limitation on changes in nature of business.

(xvii) The obtaining of interest rate protection in amounts and for periods to be determined.

(xviii)Use of proceeds.

Events of Default:	Those events of default usual and customary for these types of facilities and such additional events of default as the Commitment Parties shall deem appropriate in the context of the proposed Transaction, including,

[1]	Definition of Fixed Charges to include consolidated cash interest expenses, cash tax payments, required principal repayments and capital expenditures.

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without limitation, a change of control (to be defined to the satisfaction of the Commitment Parties) of the Borrower.

Indemnification:	The documentation for the First-Lien Credit Facilities will contain customary indemnities for the Administrative Agent, the Joint Lead Arrangers, the Lenders and their respective employees, agents and affiliates (other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision).

EXHIBIT B

SUMMARY OF CERTAIN TERMS

OF SECOND-LIEN CREDIT FACILITY

Unless otherwise defined herein, capitalized terms used herein and defined in the letter to which this Exhibit B is attached (the “Commitment Letter”) are used herein as therein defined.

Credit Facility:	Second-lien term loan facility in an aggregate principal amount of $175.0 million (the “Second-Lien Credit Facility”).

Borrower:	WC Acquisition Holdings Corp. (the “Borrower”).

Administrative Agent:	DBTCA.

Joint Lead Arrangers:	DBSI and MLPFS.

Syndication Agent:	MLPFS.

Documentation Agent:	CITLS.

Lenders:	DBTCA, MLCC, CITLS and/or a syndicate of lenders formed by DB in consultation with the Borrower (the “Lenders”).

Use of Proceeds/ Availability:	The loans made pursuant to the Second-Lien Credit Facility (the “Second-Lien Term Loans”) may only be incurred on the date on which the Transaction is consummated (the “Closing Date”) and the proceeds thereof shall be utilized solely to finance, in part, the Refinancing and to pay the fees and expenses incurred in connection with the Transaction.

Maturity:	The final maturity date of the Second-Lien Credit Facility shall be 7 years from the Closing Date (the “Second-Lien Term Loan Maturity Date”).

Scheduled Amortization:	None. The aggregate principal amount of Second-Lien Term Loans shall be due and payable in full on the Second-Lien Term Loan Maturity Date.

Ranking:	The Second-Lien Term Loans will be pari passu in right of payment with the First-Lien Credit Facilities.

Guaranties:	Each direct and indirect subsidiary of the Borrower (each, a “Guarantor” and, collectively, the “Guarantors”) shall be required to provide an unconditional guaranty of all amounts owing under the Second-Lien

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Credit Facility (the “Guaranties”). Such Guaranties shall be in form and substance satisfactory to the Commitment Parties. All Guaranties shall be guarantees of payment and not of collection. Notwithstanding anything to the contrary contained above, no non-U.S. subsidiary of the Borrower which is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code) (each, a “CFC”) shall be required to provide a Guaranty (or constitute a Guarantor) if the furnishing of such Guaranty gives rise to adverse tax consequences to the Borrower or any of its subsidiaries.

Security:	The Borrower and each Guarantor shall grant valid and perfected second-priority liens and security interests in the Collateral (as defined in the First-Lien Term Sheet). All documentation evidencing the security required pursuant to the immediately preceding sentence shall be in form and substance satisfactory to the Commitment Parties.

Intercreditor Matters:	The priority of the security interests in the Collateral and related creditors’ rights will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) acceptable to the Commitment Parties, the lenders under the First-Lien Credit Facilities and the Lenders under the Second-Lien Credit Facility. The Intercreditor Agreement will provide (in each case, except to the extent the Administrative Agent otherwise determines), inter alia, for (i) subordination of security interests of the Lenders under the Second-Lien Credit Facility to the security interests of the lenders under the First-Lien Credit Facilities, (ii) “turnover” provisions with respect to Collateral proceeds, (iii) limitations on the voting rights of Lenders under the Second-Lien Credit Facility with respect to the release of Collateral and the enforcement of remedies with respect to the Collateral and (iv) a waiver of the right of Lenders under the Second-Lien Credit Facility to challenge any “debtor-in-possession financing” or other credit approved by the lenders under the First-Lien Credit Facilities.

Optional Prepayment:	After the termination of all commitments, and the repayment in full in cash of all obligations, under the First-Lien Credit Facilities (the “First-Lien Credit Facilities Discharge”), voluntary prepayments may be made at any time on three business days’ notice, without premium or penalty (except as otherwise provided under the heading “Prepayment Fee” below), in minimum principal amounts to be agreed; provided that voluntary prepayments made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Mandatory Prepayment:	After the First-Lien Credit Facilities Discharge, the Borrower will prepay the Second-Lien Term Loans on the same basis as First-Lien Terms Loans

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are to be repaid under the First-Lien Credit Facilities (as described opposite the heading “Mandatory Repayments” in the First-Lien Term Sheet) with proceeds received by the Borrower and its subsidiaries in excess of the amount thereof required to be permanently repaid to the lenders under the First-Lien Credit Facilities.

Change of Control:	Each holder of Second-Lien Term Loans will be entitled to require the Borrower, and the Borrower must offer, to repay the Second-Lien Term Loans held by such holder at a price of 101% of the principal amount thereof, plus accrued interest, upon the occurrence of a change of control (to be defined to the satisfaction of the Commitment Parties).

Prepayment Fee:	Voluntary prepayments of Second-Lien Term Loans, and mandatory prepayments of Second-Lien Term Loans required from transactions described in clauses (a) and (b) of the section of the First-Lien Term Sheet entitled “Mandatory Repayments”, in each case prior to the second anniversary of the Closing Date, will require payment of a fee as follows:

(A) if during the year after the Closing Date, an amount equal to 2% of such prepayment, and

(B) if during the second year after the Closing Date, an amount equal to 1% of such prepayment.

Interest Rates:	At the Borrower’s option, Second-Lien Term Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (as defined below) in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR for the respective interest period plus the Applicable Margin, provided, that until the earlier to occur of (i) the 30th day following the Closing Date or (ii) the date upon which DB shall determine in its sole discretion that the primary syndication of the Second-Lien Credit Facility has been completed, LIBOR Loans shall be restricted to a single one month interest period at all times, with such interest period to begin not sooner than 3 business days (nor later than 5 business days) after the Closing Date.

“Applicable Margin” shall mean a percentage per annum equal to, in the case of Second-Lien Term Loans (A) maintained as Base Rate Loans, 6.00%, and (B) maintained as Eurodollar Loans, 7.00%.

“Base Rate” shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, and (y) 1/2 of 1% in excess of the overnight federal funds rate.

“LIBOR” shall mean (a) with respect to each interest period for a LIBOR Loan, (i) the rate per annum determined on the basis of the rate for

EXHIBIT B

deposits in Dollars for a period equal to such interest period commencing on the first day of such interest period appearing on Page 3750 of the Telerate screen (or any successor page) as of 11:00 A.M., London time, on the applicable interest determination date, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this clause (a), the rate above instead shall be the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the LIBOR Loan of the Administrative Agent (in its capacity as a Lender (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the LIBOR Loan then being made by the various Lenders pursuant thereto)) with maturities comparable to the interest period applicable to such LIBOR Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable interest determination date, in either case divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

Interest periods of 1, 2, 3 and 6 months shall be available in the case of Eurodollar Loans.

The Second-Lien Credit Facility shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Borrower shall have the right to replace any Lender that (i) charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence or (ii) refuses to consent to certain amendments or waivers of the Second-Lien Credit Facility which expressly require the consent of such Lender and which have been approved by the Required Lenders (as defined below).

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Second-Lien Term Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and fees shall be based on a 360-day year and actual days elapsed (except for interest on Base Rate Loans calculated by reference to the prime lending rate, which shall be based on a year of 365 or 366 days, as applicable).

EXHIBIT B

Default Interest:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

Administrative Agent/Lender Fees:	The Administrative Agent, the Joint Lead Arrangers and the Lenders shall receive such fees as have been separately agreed upon.

Assignments and Participations:	Neither the Borrower nor any Guarantor may assign its rights or obligations under the Second-Lien Credit Facility or its Guaranty, as applicable. Any Lender may assign, and may sell participations in, its rights and obligations under the Second-Lien Credit Facility, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount of $1.0 million (or, if less, the entire amount of such assignor’s commitments and outstanding Second-Lien Term Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent and (iii) except in the case of an assignment to any Lender or its affiliates, the receipt of the consent of the Administrative Agent and, so long as no default or event of default exists under the Second-Lien Credit Facility and the Successful Syndication (as defined in the General Fee Letter) of the Second-Lien Credit Facility has occurred, the consent of the Borrower (such consent of the Administrative Agent and the Borrower, in any such case, not to be unreasonably withheld or delayed)). The Second-Lien Credit Facility shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Second-Lien Credit Facility and will relieve the assigning Lender of its obligations with respect to the assigned portion of its outstanding Second-Lien Term Loans.

Waivers and Amendments:	Subject to the terms of the Intercreditor Agreement, amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding commitments or outstandings (as appropriate) representing more than 50% of the aggregate commitments or outstandings under the Second-Lien Credit Facility (the “Required Lenders”), except that (a) the consent of all of the Lenders affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees and (iii) extensions of final scheduled maturities or times for payment of interest or fees, and

EXHIBIT B

(b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of (x) the Collateral or (y) the value of the Guaranties; provided that if any of the matters described in clause (a) or (b) is agreed to by the Required Lenders and so long as no default or event of default then exists under the Second-Lien Credit Facility, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having its Second-Lien Term Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions or (y) with the consent of the Required Lenders, terminate the commitment of any non-consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Second-Lien Term Loans and participations held by such Lender, including a prepayment fee to the extent provided under the heading “Prepayment Fee” above.

Documentation/ Governing Law:	The Lenders’ commitments for the Second-Lien Facility will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, intercreditor agreement, guaranties, etc.) consistent with the terms of this Term Sheet, in each case prepared by White & Case LLP as counsel to the Administrative Agent, and satisfactory to the Administrative Agent and the Lenders (including, without limitation, as to the terms, conditions, representations, covenants and events of default contained therein). All documentation shall be governed by New York law (except security documentation that the Administrative Agent determines should be governed by local law).

Conditions Precedent:	As provided in Exhibit C to the Commitment Letter.

In addition, it shall be a condition precedent to the making of the Second-Lien Term Loans that:

(i) all representations and warranties shall be true and correct in all material respects on the Closing Date, before and after giving effect to all extensions of credit on such date; and

(ii)    no event of default under the Second-Lien Credit Facility or event which with the giving of notice or lapse of time or both would be an event of default under the Second-Lien Credit Facility, shall have occurred and be continuing or would result from the extensions of credit on such date.

Representations and Warranties:	The documentation for the Second-Lien Credit Facility will contain representations and warranties substantially similar to the representations and warranties contained in the First-Lien Credit Facilities.

EXHIBIT B

Covenants:	The documentation for the Second-Lien Credit Facility will contain covenants substantially similar to the covenants contained in the First-Lien Credit Facilities with such modifications thereto as shall be determined by the Commitment Parties; provided, that (i) the financial covenant levels in the documentation for the Second-Lien Credit Facility will be increased or decreased (by amounts satisfactory to the Commitment Parties) from the corresponding levels of the financial covenants in the documentation for the First-Lien Credit Facilities, in each case to make them less restrictive and (ii) the other covenants in the documentation for the Second-Lien Credit Facility shall be no more restrictive to the Borrower and its subsidiaries than those set forth in the documentation for the First-Lien Credit Facilities (except that the debt incurrence covenant shall restrict amounts outstanding under the First-Lien Credit Facilities).

Events of Default:	The documentation for the Second-Lien Credit Facility will contain events of default substantially similar to those contained in the First-Lien Credit Facilities with such modifications thereto as shall be determined by the Commitment Parties (including materiality thresholds in excess of those applicable to the First-Lien Credit Facilities); provided that, unless otherwise determined by DB, (i) no event of default shall occur under the Second-Lien Credit Facility upon a change of control and (ii) the cross default to the First-Lien Credit Facilities included in the Second-Lien Credit Facility will be subject to a standstill period to be agreed upon.

Indemnification:	The documentation for the Second-Lien Credit Facility will contain customary indemnities for the Administrative Agent, the Joint Lead Arrangers, each Lender and their respective affiliates (other than as a result of the gross negligence or willful misconduct of the party to be indemnified).

EXHIBIT C

CONDITIONS PRECEDENT TO

THE FIRST-LIEN CREDIT FACILITIES AND

THE SECOND-LIEN CREDIT FACILITY

Those conditions precedent that are usual and customary for these types of facilities, and such additional conditions precedent as the Commitment Parties shall deem appropriate in the context of the proposed Transaction. Unless otherwise defined, capitalized terms used herein and defined in the letter to which this Exhibit C is attached are used herein as therein defined. The use of the terms “Administrative Agent”, “Lenders” and “Required Lenders” herein shall mean the Administrative Agent, the Lenders or the Required Lenders, as the case may be, under each of the First-Lien Credit Facilities and the Second-Lien Credit Facility. Without limiting the foregoing, the following conditions shall apply:

(i)	Each Commitment Party shall be reasonably satisfied with the Merger Agreement (including the schedules and exhibits thereto) (it being understood that the execution version of the Merger Agreement dated as of August 11, 2006 is satisfactory); and the Merger Agreement shall not have been amended or modified or any condition therein waived to the extent such amendment, modification or waiver is adverse to the interests of the Lenders in any material respect without the prior written consent of each Commitment Party. The Mergers shall have been consummated in accordance with the terms of the Merger Agreement (except as modified or waived in accordance with the immediately preceding sentence) and in compliance with applicable law and regulatory approvals.

(ii)	The Borrower, USA, Poland and their respective subsidiaries shall have unrestricted cash on hand of at least $50.0 million and no Revolving Loans or Swingline Loans shall be outstanding.

(iii)	Concurrently with the funding of the Credit Facilities, all obligations of the Company, USA, Poland and their respective subsidiaries with respect to the indebtedness and preferred stock being refinanced or purchased pursuant to the Refinancing shall have been paid in full and cancelled, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released, or appropriate arrangements therefor made, all to the reasonable satisfaction of the Administrative Agent. After giving effect to the consummation of the Transaction, the Company, USA, Poland and their respective subsidiaries shall have no outstanding preferred equity or indebtedness (including contingent liabilities in respect thereof), except for (i) indebtedness incurred pursuant to the Credit Facilities and (ii) such other existing indebtedness, if any, as shall be permitted by the Commitment Parties and the Required Lenders (the “Existing Indebtedness”), and all stock of USA and Poland shall be owned (directly or indirectly) by the Borrower free and clear of liens (other than those securing the Credit Facilities). If any Existing Indebtedness is permitted to remain outstanding after giving effect to the Transaction, all terms and conditions thereof shall be required to be reasonably satisfactory to the Commitment Parties and the Required Lenders.

EXHIBIT C

(iv)	All material governmental (domestic and foreign and local, state and federal) and material third party approvals and/or consents necessary in connection with the Credit Facilities shall have been obtained and remain in effect, subject to such exceptions as may be agreed upon, and all applicable waiting periods shall have expired without any materially adverse action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Credit Facilities. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Credit Facilities.

(v)	No material litigation by any entity (private or governmental) shall be pending or threatened in writing with respect to the Credit Facilities or any documentation executed in connection therewith.

(vi)	All Loans and all other financings to the Borrower (and all guaranties thereof and security therefor), as well as the Transaction and the consummation thereof, shall be in compliance with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board (the “Margin Regulations”).

(vii)	All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to the Administrative Agent, the Joint Lead Arrangers, the Lenders and White & Case LLP or otherwise payable in respect of the Transaction shall have been paid to the extent due.

(viii)	The Guaranties, Security Agreements and Intercreditor Agreement required hereunder shall have been executed and delivered, and the Lenders under the First-Lien Credit Facilities and the Second-Lien Credit Facility shall have a first and second, respectively, priority perfected security interest in all assets of the Borrower and the Guarantors as and to the extent required above. The Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Collateral.

(ix)	The negotiation, execution and delivery of customary definitive documentation (including customary legal opinions (including from FCC counsel), officers’ certificates and other customary documents) with respect to each Credit Facility in form and substance reasonably satisfactory to the Commitment Parties. The Lenders shall have received customary and reasonably satisfactory certifications as to the financial condition and solvency of the Borrower and each Guarantor (after giving effect to the Transaction and the incurrence of all indebtedness related thereto) from the chief financial officer of the Borrower.

(x)	The Commitment Parties and the Lenders shall have received and be satisfied with (i) unaudited consolidated financial statements of each of USA and Poland for each of their fiscal quarters ended after March 31, 2006 and at least 45 days

EXHIBIT C

prior to the Closing Date, (ii) pro forma consolidated financial statements of the Borrower and its subsidiaries (including USA, Poland and its subsidiaries) giving effect to the Transaction, (iii) interim consolidated financial statements of each of USA and Poland for each month ended after the date of the last available quarterly financial statements and at least 30 days prior to the Closing Date and (iv) detailed projected consolidated financial statements of the Borrower and its subsidiaries for the seven fiscal years ending after the Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of the Borrower and its subsidiaries after giving effect to the Transaction and the related financing thereof, and (y) be prepared and approved by USA and Poland.

(xi)	The Credit Facilities shall have obtained ratings (of any level) from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), which ratings shall be in effect on the Closing Date.

(xii)	The Commitment Parties shall have received satisfactory evidence that the Total Consolidated Indebtedness (to be defined on a basis satisfactory to the Commitment Parties) of the Borrower and its subsidiaries (determined on a pro forma basis after giving effect to the Transaction) does not exceed 4.6 multiplied by Adjusted Consolidated EBITDA (to be defined on a basis satisfactory to the Commitment Parties) of the Borrower and its subsidiaries for the twelve month period ending on the last day of the month ending no more than 30 days prior to the Closing Date.